Exhibit 99.1

MEREDITH CORPORATION ANNOUNCES COMPLETION OF TIME INC. ACQUISITION

AND REPORTS FISCAL 2018 SECOND QUARTER AND FIRST HALF RESULTS

DES MOINES, IA (January 31, 2018) – Meredith Corporation (NYSE: MDP; meredith.com) announced today it has completed its acquisition of Time Inc., and that February 1, 2018, will be the first day of operations for the combined company. Time Inc. shareholders received $18.50 per share in an all-cash transaction valued at $2.8 billion originally announced on November 26, 2017.

Meredith also announced fiscal 2018 second quarter and first half results today. The details are included later in this release.

“With this acquisition, we are creating a premier media and marketing company serving 200 million American consumers that’s positioned for growth across industry-leading digital, television, print, video, mobile, and social platforms,” said Meredith Corporation Chairman and CEO Stephen M. Lacy. “The combined portfolio joins the rich content-creation capabilities of many of the media industry’s strongest national brands with a powerful local television business that is generating record earnings.”

“I want to welcome our new employees to Meredith,” said Meredith President and Chief Operating Officer Tom Harty. “Together, we are eager to start serving consumers and advertisers alike with trusted, premium multi-platform content and innovative marketing solutions. Since our announcement, teams from Meredith and Time have been developing an integration plan that has positioned us to hit the ground running. We look forward to delivering on our pledge to achieve the identified synergies and grow shareholder value.”

Key Strategic and Financial Benefits of the Time Inc. Acquisition:

•	Creates an unparalleled portfolio of national media brands with greater scale and efficiency – Combined, Meredith’s brands now have a readership of more than 135 million and paid circulation of nearly 60 million, with leading positions in entertainment, food, lifestyle, news and sports, parenting, and home content creation, as well as enhanced positions in the beauty, fashion, and luxury advertising categories.

•	Continues the strong and growing contribution from Meredith’s Local Media Group – Meredith’s portfolio of 17 high-performing television stations in 12 markets is a consistent generator of strong cash flow. Meredith’s stations — which reach 11 percent of U.S. television households — are primarily Big 4 network affiliates located in fast-growing markets.

•	Advances Meredith’s digital position by adding significant scale – Meredith is now a Top 10 digital media company with approximately 170 million monthly unique visitors in the U.S., over 10 billion annual video views, and nearly $700 million in annualized digital advertising revenues. Meredith is well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. It now operates the No. 1 premium content digital network for American consumers with unmatched reach to Millennials, including 85 percent of U.S. Millennial women.

•	Provides consumer revenue diversification and growth – Meredith expects to increase consumer revenue from diversified streams, including bundled circulation activities that leverage its reach to nearly 60 million individual magazine subscribers; brand licensing; and e-commerce.

•	Enhances financial strength and flexibility – Meredith expects the acquisition will be accretive to free cash flow in the first full year of operations. Meredith anticipates generating annual cost synergies at the high end of its previously stated range of $400 million to $500 million in the first two full years of combined operations. Meredith has an excellent track record of achieving cost synergies with prior acquisitions, and is confident in its ability to optimize the cost structure of the combined business.

•	Increases Total Shareholder Return – Meredith remains committed to delivering top-third Total Shareholder Return. On January 27, 2018, Meredith raised its annual dividend 4.8 percent to $2.18 per share, the 25th straight year it has raised its dividend. Meredith has now paid a dividend for 71 consecutive years.

“This portfolio of media assets offers advertisers and marketers unparalleled reach to American consumers,” Harty said. “In particular, we are creating a powerful digital media business that enhances Meredith’s leadership position in reaching Millennials.”

Financing Highlights:

To finance the transaction, Meredith secured the following:

•	$1.8 billion of senior secured term loans (Term Loan B) maturing in 2025 and priced at LIBOR plus 3.00 percent

•	$1.4 billion of senior unsecured notes maturing in 2026 and priced at 6.875 percent

•	$350 million of a five-year senior secured revolving credit facility that is currently undrawn

•	$650 million investment from a private equity firm

These proceeds were used to finance the acquisition, refinance existing debt and pay transaction costs.

MEREDITH REPORTS FISCAL 2018 SECOND QUARTER AND FIRST HALF RESULTS

Meredith today reported fiscal 2018 second quarter earnings per share were $3.49, compared to $1.58 per share in the prior-year period. Fiscal 2018 second quarter results included the following special items:

•	A benefit of $2.92 per share related to changes to the U.S. corporate income tax rate

•	Transaction expenses of $0.23 per share related to Meredith’s acquisition of Time Inc.

•	A charge of $0.34 per share related to the impairment of a trademark and a realignment in Meredith’s National Media Group

Excluding these special items, fiscal 2018 second quarter earnings per share were $1.14. This compares to earnings per share excluding special items of $1.30 in the prior-year period. As expected in an off-election year, Meredith recorded $38 million, or $0.52 per share, less of high-margin incremental political advertising revenues in the second quarter of fiscal 2018 than in the prior year. (See Tables 1-4 for supplemental disclosures regarding non-GAAP financial measures.)

“We were quite pleased to report record earnings per share for a non-political second quarter and first half, driven by strong growth in non-political advertising revenue in our Local Media Group, along with record digital performance and solid expense discipline in our National Media Group,” said Lacy.

Looking more closely at Meredith’s fiscal 2018 second quarter results compared to the prior-year period:

•	Local Media Group revenues were $170 million. Non-political advertising revenues grew 13 percent to $104 million, driven by strong performance in the Phoenix, Atlanta and Las Vegas markets. Other revenues increased 25 percent, primarily due to growth in retransmission revenues. Operating profit was $51 million, a record for a non-political second quarter.

•	National Media Group revenues were $247 million. Operating profit was $12 million, compared to $47 million. Excluding special items in both periods, operating profit increased 2 percent to $35 million, driven primarily by lower operating expenses in Meredith’s magazine business, along with revenue growth from its digital and circulation activities.

•	Total Company digital advertising revenues were a record for any fiscal quarter. Traffic across Meredith’s digital properties averaged 89 million monthly unique visitors. Digital advertising revenues accounted for 44 percent of the National Media Group’s advertising revenues.

•	Total revenues were $418 million, compared to $443 million in the prior-year period, reflecting the absence of $38 million of political advertising revenue.

Fiscal 2018 first half earnings per share were $4.23, or $1.83 excluding special items. In comparison, prior-year earnings per share were $2.33, or $2.05 excluding special items. Meredith recorded $53 million, or $0.72 per share, less of high-margin incremental political advertising revenues in the first half of fiscal 2018 than in the prior year, as expected in an off-election year. Total company revenues were $810 million, compared to $843 million in the prior-year period.

All earnings-per-share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2018 second quarter and first half comparisons are against the comparable prior-year period unless otherwise stated.

IMPACT OF TAX REFORM

The “Tax Cuts and Jobs Act of 2017” (the Act) was signed into law on December 22, 2017. The Act reduces the federal corporate tax rate from 35 percent to 21 percent effective for taxable years beginning on or after January 1, 2018. Meredith will have a blended federal rate of 28 percent retroactive to the beginning of its fiscal 2018.

The reduced rate resulted in an adjustment to lower fiscal 2018 first quarter tax expense by $4 million. Meredith recorded this adjustment in its fiscal 2018 second quarter. In addition, absent the Act, Meredith estimates that second quarter tax expense on second quarter earnings would have been $4 million higher.

Also as a result of the Act, Meredith remeasured its deferred tax assets, deferred tax liabilities, and tax reserves during its second fiscal quarter, resulting in a net tax benefit of $133 million that Meredith reported as a special item.

OUTLOOK

Meredith is temporarily altering its outlook practices due to the following factors:

•	The ongoing review of the combined Company’s media portfolio, following today’s closing of its acquisition of Time Inc.

•	The impact of tax reform on the combined company

•	The timing of the identified synergies

•	Evaluation of Time Inc.’s balance sheet as part of the purchase accounting process, including performing fair value calculations

Meredith expects to resolve these items and provide a more definitive outlook, including expectations for revenue and profit for the balance of its fiscal 2018, when it reports fiscal 2018 third quarter results in late April.

Meredith expects to return to its traditional guidance methodology in July when it reports full year fiscal 2018 results and updates expectations for its fiscal 2019.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 31, 2018, at 4:30 pm EST to discuss the closing and integration of the Time Inc. acquisition and fiscal 2018 second quarter results. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as EBITDA excluding special items.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction and the combined company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) litigation challenging the acquisition; (2) the Company’s ability to retain key personnel; (3) competitive responses to the acquisition; (4) unexpected costs, charges or expenses resulting from the acquisition; (5) adverse reactions or changes to business relationships resulting from the acquisition; (6) the Company’s ability to realize the benefits of the acquisition of Time Inc.; (7) delays, challenges and expenses associated with integrating the businesses; and (8) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and the risk factors contained in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print, digital, mobile and video — to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith’s National Media Group reaches nearly 200 million unduplicated American consumers every month, including 85 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, home, parenting, beauty, fashion, news and sports. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 5,000 Walmart stores across the U.S. and at walmart.com, as well as innovative business-to-business marketing solutions provided by Meredith Xcelerated Marketing.

Meredith’s Local Media Group includes 17 television stations reaching more than 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 and 13 in Top 50 markets. Meredith’s stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

— # # # # —

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2017	2016	2017	2016
(In thousands except per share data)
Revenues
Advertising	$231,815	$267,129	$441,064	$493,018
Circulation	67,672	66,805	136,599	135,473
All other	118,211	108,708	232,806	214,030

Total revenues	417,698	442,642	810,469	842,521

Operating expenses
Production, distribution, and editorial	158,746	148,625	314,548	298,853
Selling, general, and administrative	189,384	170,643	357,005	345,636
Depreciation and amortization	12,458	13,549	25,008	27,445
Impairment of long-lived assets	19,765	—	19,765	—

Total operating expenses	380,353	332,817	716,326	671,934

Income from operations	37,345	109,825	94,143	170,587
Interest expense, net	(5,171)	(4,679)	(10,249)	(9,428)

Earnings before income taxes	32,174	105,146	83,894	161,159
Income tax benefit (expense)	127,134	(33,341)	108,855	(55,381)

Net earnings	$159,308	$71,805	$192,749	$105,778

Basic earnings per share	$3.55	$1.61	$4.30	$2.38

Basic average shares outstanding	44,857	44,511	44,818	44,535

Diluted earnings per share	$3.49	$1.58	$4.23	$2.33

Diluted average shares outstanding	45,601	45,378	45,603	45,385

Dividends paid per share	$0.520	$0.495	$1.040	$0.990

Meredith Corporation and Subsidiaries

Segment Information (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2017	2016	2017	2016
(In thousands)
Revenues
National media
Advertising	$125,770	$135,103	$245,853	$260,455
Circulation	67,672	66,805	136,599	135,473
Other revenues	53,999	57,437	103,949	110,710

Total national media	247,441	259,345	486,401	506,638

Local media
Non-political advertising	103,951	91,958	191,736	176,142
Political advertising	2,094	40,068	3,475	56,421
Other revenues	64,212	51,271	128,857	103,320

Total local media	170,257	183,297	324,068	335,883

Total revenues	$417,698	$442,642	$810,469	$842,521

Operating profit
National media	$12,247	$46,757	$40,503	$70,868
Local media	50,515	76,815	91,457	127,437
Unallocated corporate	(25,417)	(13,747)	(37,817)	(27,718)

Income from operations	$37,345	$109,825	$94,143	$170,587

Depreciation and amortization
National media	$3,789	$4,330	$7,776	$8,848
Local media	7,886	8,865	15,824	17,855
Unallocated corporate	783	354	1,408	742

Total depreciation and amortization	$12,458	$13,549	$25,008	$27,445

EBITDA [1]
National media	$16,036	$51,087	$48,279	$79,716
Local media	58,401	85,680	107,281	145,292
Unallocated corporate	(24,634)	(13,393)	(36,409)	(26,976)

Total EBITDA [1]	$49,803	$123,374	$119,151	$198,032

[1]	EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2017	June 30, 2017
(In thousands)
Current assets
Cash and cash equivalents	$34,976	$22,287
Accounts receivable, net	297,388	289,052
Inventories	21,410	21,890
Current portion of subscription acquisition costs	141,155	144,896
Current portion of broadcast rights	16,453	7,853
Other current assets	31,531	19,275

Total current assets	542,913	505,253

Property, plant, and equipment	555,265	549,536
Less accumulated depreciation	(354,395)	(359,670)

Net property, plant, and equipment	200,870	189,866
Subscription acquisition costs	77,384	79,740
Broadcast rights	23,397	21,807
Other assets	69,056	69,616
Intangible assets, net	926,809	955,883
Goodwill	907,558	907,458

Total assets	$2,747,987	$2,729,623

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$65,625	$62,500
Current portion of long-term broadcast rights payable	16,847	9,206
Accounts payable	83,919	66,598
Accrued expenses and other liabilities	105,087	116,907
Current portion of unearned subscription revenues	202,249	204,459

Total current liabilities	473,727	459,670
Long-term debt	631,552	635,737
Long-term broadcast rights payable	24,623	22,454
Unearned subscription revenues	107,901	106,506
Deferred income taxes	263,242	384,726
Other noncurrent liabilities	100,104	124,558

Total liabilities	1,601,149	1,733,651

Shareholders’ equity
Common stock	39,625	39,433
Class B stock	5,109	5,119
Additional paid-in capital	58,926	54,726
Retained earnings	1,060,614	915,703
Accumulated other comprehensive loss	(17,436)	(19,009)

Total shareholders’ equity	1,146,838	995,972

Total liabilities and shareholders’ equity	$2,747,987	$2,729,623

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Six months ended December 31,	2017	2016
(In thousands)
Net cash provided by operating activities	$101,572	$117,281

Cash flows from investing activities
Acquisitions of and investments in businesses	(3,000)	(11,819)
Additions to property, plant, and equipment	(28,809)	(10,949)
Proceeds from disposition of assets, net of cash sold	2,193	—

Net cash used in investing activities	(29,616)	(22,768)

Cash flows from financing activities
Proceeds from issuance of long-term debt	60,000	270,000
Repayments of long-term debt	(61,250)	(288,125)
Dividends paid	(47,196)	(44,823)
Purchases of Company stock	(24,532)	(26,453)
Proceeds from common stock issued	17,812	16,988
Payment of acquisition related contingent consideration	(4,000)	(4,000)
Excess tax benefits from share-based payments	—	2,883
Other	(101)	(1,465)

Net cash used in financing activities	(59,267)	(74,995)

Net increase in cash and cash equivalents	12,689	19,518
Cash and cash equivalents at beginning of period	22,287	24,970

Cash and cash equivalents at end of period	$34,976	$44,488

Table 1

Meredith Corporation and Subsidiaries

Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$12,247	$50,515	$(25,417)	$37,345
Special items
Transaction costs	—	—	12,059	12,059
Write-down of impaired assets	19,765	—	—	19,765
Severance and related benefit costs	2,956	—	—	2,956
Reversal of previously accrued restructuring costs	(242)	—	—	(242)
Other	125	—	—	125

Total special items	22,604	—	12,059	34,663

Operating profit excluding special items (non-GAAP)	$34,851	$50,515	$(13,358)	$72,008

Diluted earnings per share				$3.49
Per share impact of special items
Per share impact of remeasurement of deferred tax assets and liabilities				(2.92)
Per share impact of special items of $34,663 ($25,802 after tax)				0.57

Total per share impact of special items				(2.35)

Earnings per share excluding special items (non-GAAP)				$1.14

Six months ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$40,503	$91,457	$(37,817)	$94,143
Special items
Transaction costs	—	—	12,059	12,059
Write-down of impaired assets	19,765	—	—	19,765
Severance and related benefit costs	2,956	—	—	2,956
Gain on sale of Family Circle Cup Tennis Center	(3,282)	—	—	(3,282)
Reversal of previously accrued restructuring costs	(242)	—	—	(242)
Other	125	—	—	125

Total special items	19,322	—	12,059	31,381

Operating profit excluding special items (non-GAAP)	$59,825	$91,457	$(25,758)	$125,524

Diluted earnings per share				$4.23
Per share impact of special items
Per share impact of remeasurement of deferred tax assets and liabilities				(2.92)
Per share impact of special items of $31,381 ($23,784 after tax)				0.52

Total per share impact of special items				(2.40)

Earnings per share excluding special items (non-GAAP)				$1.83

Table 2

Meredith Corporation and Subsidiaries

Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under (GAAP) and excluding the special items. Results of operations excluding special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended December 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$46,757	$76,815	$(13,747)	$109,825
Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397

Total special items	(12,488)	2,123	438	(9,927)

Operating profit excluding special items (non-GAAP)	$34,269	$78,938	$(13,309)	$99,898

Diluted earnings per share				$1.58
Per share impact of special items
Per share impact of the resolution of certain federal and state tax matters				(0.15)
Per share impact of special items of $9,927 ($6,105 after tax)				(0.13)

Total per share impact of special items				(0.28)

Earnings per share excluding special items (non-GAAP)				$1.30

Six Months Ended December 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$70,868	$127,437	$(27,718)	$170,587
Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397

Total special items	(12,488)	2,123	438	(9,927)

Operating profit excluding special items (non-GAAP)	$58,380	$129,560	$(27,280)	$160,660

Diluted earnings per share				$2.33
Per share impact of special items
Per share impact of the resolution of certain federal and state tax matters				(0.15)
Per share impact of special items of $9,927 ($6,105 after tax)				(0.13)

Total per share impact of special items				(0.28)

Earnings per share excluding special items (non-GAAP)				$2.05

Table 3

Meredith Corporation and Subsidiaries

Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.

Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Adjusted EBITDA

Consolidated adjusted EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.

Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$247,441	$170,257	$—	$417,698

Net earnings				$159,308
Net interest expense				5,171
Income tax benefit				(127,134)

Operating profit	$12,247	$50,515	$(25,417)	37,345
Depreciation and amortization	3,789	7,886	783	12,458

EBITDA	16,036	58,401	(24,634)	49,803

Special items
Transaction costs	—	—	12,059	12,059
Write-down of impaired assets	19,765	—	—	19,765
Severance and related benefit costs	2,956	—	—	2,956
Reversal of previously accrued restructuring costs	(242)	—	—	(242)
Other	125	—	—	125

Total special items	22,604	—	12,059	34,663

Adjusted EBITDA	$38,640	$58,401	$(12,575)	$84,466

Segment EBITDA margin	6.5%	34.3%

Segment adjusted EBITDA margin	15.6%	34.3%

Six Months Ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$486,401	$324,068	$—	$810,469

Net earnings				$192,749
Net interest expense				10,249
Income tax benefit				(108,855)

Operating profit	$40,503	$91,457	$(37,817)	94,143
Depreciation and amortization	7,776	15,824	1,408	25,008

EBITDA	48,279	107,281	(36,409)	119,151

Special items
Transaction costs	—	—	12,059	12,059
Write-down of impaired assets	19,765	—	—	19,765
Severance and related benefit costs	2,956	—	—	2,956
Gain on sale of Family Circle Cup Tennis Center	(3,282)	—	—	(3,282)
Reversal of previously accrued restructuring costs	(242)	—	—	(242)
Other	125	—	—	125

Total special items	19,322	—	12,059	31,381

Adjusted EBITDA	$67,601	$107,281	$(24,350)	$150,532

Segment EBITDA margin	9.9%	33.1%

Segment adjusted EBITDA margin	13.9%	33.1%

Table 4

Meredith Corporation and Subsidiaries

Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to net earnings in the following table, is defined as net earnings before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.

Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Three months ended December 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$259,345	$183,297	$—	$442,642

Net earnings				$71,805
Net interest expense				4,679
Income taxes				33,341

Operating profit	$46,757	$76,815	$(13,747)	109,825
Depreciation and amortization	4,330	8,865	354	13,549

EBITDA	$51,087	$85,680	$(13,393)	$123,374

Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397

Total special items	(12,488)	2,123	438	(9,927)

Adjusted EBITDA	$38,599	$87,803	$(12,955)	$113,447

Segment EBITDA margin	19.7%	46.7%

Segment adjusted EBITDA margin	14.9%	47.9%

Six Months Ended December 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$506,638	$335,883	$—	$842,521

Net earnings				$105,778
Net interest expense				9,428
Income taxes				55,381

Operating profit	$70,868	$127,437	$(27,718)	170,587
Depreciation and amortization	8,848	17,855	742	27,445

EBITDA	79,716	145,292	(26,976)	198,032

Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397

Total special items	(12,488)	2,123	438	(9,927)

Adjusted EBITDA	$67,228	$147,415	$(26,538)	$188,105

Segment EBITDA margin	15.7%	43.3%

Segment adjusted EBITDA margin	13.3%	43.9%